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FORM 3                                                  OMB APPROVAL
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                                             OMB Number: 3235-0104
                                             Expires: December 31, 2001
                                             Estimated average burden
                                             hours per response .............0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*

                              TPG Advisors II, Inc.
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     (Last)                          (First)                         (MI)

                           201 Main Street, Suite 2420
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                                    (Street)
     Fort Worth,                       TX                         76102
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                   11/15/99
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 3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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 4. Issuer Name and Ticker or Trading Symbol
                       Genesis Health Ventures, Inc. (GHV)
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 5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [   ]  Director                       [ X ]  10% Owner
    [   ]  Officer (give title below)     [   ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---


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TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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Common Stock, par value $0.02    |  6,250,000 shares         |             I              | Through investment funds managed by
per share ("Common Stock")       |                           |                            | Reporting Person
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 5(b)(v).


Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                          (Over)
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

FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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                                                   |                    |
   Warrants                                        |     Issue Date     |     11/14/2009
                                                   |                    |
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                                                   |                    |
   Series H Senior Convertible Participating       |     Issue Date     |     None
   Cumulative Preferred Stock                      |                    |
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                                                   |                    |
   Series 1 Senior Convertible Participating       |     Issue Date     |     None
   Cumulative Preferred Stock                      |                    |
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                                                   |                    |
                                                   |                    |
                                                   |                    |
=============================================================================================


===================================================================================================================================
3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |   Amount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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                          |              |                           |                                   |     Through investment
   Common Stock           |   1,000,000  |        $5.00              |               I                   |     funds managed by
                          |              |                           |                                   |     Reporting Person
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                          |              |                           |                                   |     Through investment
   Common Stock           |  13,228,604  |        $8.75              |               I                   |     funds managed by
                          |              |                           |                                   |     Reporting Person
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   Non Voting Common      |              |                           |                                   |     Through investment
   Stock, par value       |   9,571,452  |        $8.75              |               I                   |     funds managed by
   $0.02 per share        |              |                           |                                   |     Reporting Person
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                          |              |                           |                                   |
                          |              |                           |                                   |
                          |              |                           |                                   |
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Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                         TPG ADVISORS II, INC.

                         /s/ Richard A. Ekleberry              November 24, 1999
                     -------------------------------           -----------------
                     **Signature of Reporting Person                  Date
                         By: Richard A. Ekleberry
                              Vice President



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